Exhibit 99.1

WELLS REAL ESTATE INVESTMENT TRUST II, INC.
SUPPLEMENTAL FINANCIAL UPDATE

Bond Covenants

On April 4, 2011, Wells Operating Partnership II, L.P. sold $250.0 million aggregate principal amount of 5.875% unsecured senior notes due in 2018 at 99.295 percent of their face value in a private offering. Two ratings agencies have assigned investment-grade ratings to these senior notes. Wells Operating Partnership II, L.P. received proceeds from this private offering, net of fees, of approximately $246.7 million. The unsecured senior notes contain certain covenants requiring us to meet certain financial ratios. As of June 30, 2011, the key covenants for the unsecured senior notes are listed below:

Covenant (1)	Requirement	Actual Results at June 30, 2011

Aggregate Debt Test	less than 60%	25%
Debt Service Test	greater than 1.50x	5.59x
Secured Debt Test	less than 40%	19%
Maintenance of Total Unencumbered Assets	greater than 150%	1,009%

(1) As defined in the Indenture among Wells Operating Partnership II, L.P., Wells Real Estate Investment Trust II, Inc., certain of each of their direct and indirect subsidiaries and U.S. Bank National Association as trustee, dated as of April 4, 2011, including the form of 5.875% Senior Notes due 2018 (the "Indenture"). The full text of the Indenture was filed by the Company as an exhibit to Form 8-K on April 4, 2011.